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                     May 16, 2023

       Silvia Su
       Vice President, Finance and Accounting Management Center
       CHIPMOS TECHNOLOGIES INC
       No.1, R&D Road 1, Hsinchu Science Park
       Hsinchu 300-092, Taiwan, Republic of China

                                                        Re: CHIPMOS
TECHNOLOGIES INC
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Filed April 13,
2023
                                                            File No. 001-37928

       Dear Silvia Su:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing